Free Writing Prospectus (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Prospectus Addendum dated February 3, 2015)	Filed Pursuant to Rule 433 Registration No. 333-190038 August 5, 2015
$ Phoenix Autocallable Notes Due August 24, 2016 Linked to the Common Stock of Apple Inc. Global Medium-Term Notes, Series A

General

•	Unsecured and unsubordinated obligations of Barclays Bank PLC maturing August 24, 2016†

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

•	The Notes are expected to price on or about August 7, 2015† (the “Pricing Date”) and are expected to issue on or about August 12, 2015† (the “Issue Date”).

Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Reference Asset:	The common stock of Apple Inc. (Bloomberg ticker symbol “AAPL<Equity>”) (the “Underlier”)
Automatic Call Feature:	The Notes will be automatically called if the Closing Price of the Underlier on any Observation Date is greater than or equal to the Initial Underlier Value. If the Notes are automatically called, Barclays Bank PLC will pay on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus the Contingent Coupon otherwise due on the related Coupon Payment Date pursuant to the Contingent Coupon feature. No further amounts will be owed to you under the Notes.
Contingent Coupon:

If the Closing Price of the Underlier is greater than or equal to the Coupon Barrier on any Observation Date, Barclays Bank PLC will pay you a Contingent Coupon of $32.90 (equivalent to a rate of 13.16% per annum, payable at a rate of 3.29% per quarter) on the related Coupon Payment Date.

If the Closing Price of the Underlier is less than the Coupon Barrier on any Observation Date, the Contingent Coupon applicable to that Observation Date will not accrue or be payable, and Barclays Bank PLC will not make any payment to you on the related Coupon Payment Date.

Payment at Maturity:

If the Notes are not automatically called and the Final Underlier Value is greater than or equal to the Trigger Value (which equals the Coupon Barrier), you will receive a cash payment on the Maturity Date equal to $1,000 per $1,000 principal amount Note plus the Contingent Coupon otherwise due for the final quarter.

If the Notes are not automatically called and the Final Underlier Value is less than the Trigger Value, you will lose 1% of the principal amount of your Notes for every 1% that the Final Underlier Value is less than the Initial Underlier Value. Under these circumstances, you will receive a cash payment on the Maturity Date per $1,000 principal amount Note calculated as follows:

$1,000 × (1 + Underlier Return)

If the Notes are not automatically called and the Final Underlier Value is less than the Trigger Value, the Notes will be fully exposed to the decline in the value of the Underlier and you will lose some or all of your investment at maturity. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page FWP- 3 of this free writing prospectus) by the relevant U.K. resolution authority. See “Selected Risk Considerations—Credit of Issuer,” “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” and “Consent to UK Bail-in Power” in this free writing prospectus and “Risk Factors” in the accompanying prospectus addendum.

U.K. Bail-in Power Acknowledgment:	By acquiring the Notes, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority that may result in the cancellation of all, or a portion, of any amounts payable on or modification of the form of the Notes. In the event of the exercise of any U.K. Bail-in Power, you may lose some or all of your investment in the Notes. See “Consent to U.K. Bail-in Power” in this free writing prospectus and the accompanying prospectus addendum for more information.
Underlier Return:	Final Underlier Value – Initial Underlier Value Initial Underlier Value
Coupon Barrier*:	$ , which is 80.00% of the Initial Underlier Value (rounded to two decimal places)
Trigger Value*:	$ , which is 80.00% of the Initial Underlier Value (rounded to two decimal places)
Final Underlier Value*:	The arithmetic average of the Closing Prices of the Underlier on the Averaging Dates (rounded to two decimal places)
Maturity Date†:	August 24, 2016
(Key Terms continued on the next page)
	Initial Issue Price[1,2]	Price to Public	Agent’s Commission[2]	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1%	99%
Total	$●	$●	$●	$●
[1]	Our estimated value of the Notes on the Pricing Date, based on our internal pricing models, is expected to be between $967.00 and $986.90 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page FWP-12 of this free writing prospectus.

[2]	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $10.00 per Note.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page FWP-7 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

JPMorgan Placement Agent

Initial Underlier Value*:	$ , which is the Closing Price of the Underlier on the Pricing Date
Closing Price:	Closing Price has the meaning set forth under “Reference Assets—Equity Securities—Special Calculation Provisions” in the prospectus supplement; provided that the “Closing Price” observed for purposes of the Final Observation Date will equal the Final Underlier Value, which is the arithmetic average of the Closing Prices of the Underlier on the Averaging Dates
Observation Dates†:	November 19, 2015, February 19, 2016, May 19, 2016 and August 19, 2016. The final Observation Date, August 19, 2016, is the “Final Observation Date.”
Averaging Dates†:	August 15, 2016, August 16, 2016, August 17, 2016, August 18, 2016 and August 19, 2016
Call Settlement Dates†:	Three (3) business days following the applicable Observation Date; provided that if the Notes are automatically called on the Final Observation Date, the related Call Settlement Date will be the Maturity Date
Coupon Payment Dates†:	Three (3) business days following the applicable Observation Date; provided that the final Coupon Payment Date will be the Maturity Date
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741UE26 / US06741UE268
†	Expected. In the event that we make any change to the expected Pricing Date or Issue Date, the Observation Dates, the Averaging Dates and/or the Maturity Date may be changed so that the stated term of the Notes remains the same. In addition, the Observation Dates, the Averaging Dates, the Call Settlement Dates, the Coupon Payment Dates and the Maturity Date are subject to postponement. See “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Observation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on that date.

*	The Initial Underlier Value, Final Underlier Value, Coupon Barrier, Trigger Value and other amounts may change due to stock splits or other corporate actions. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

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Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Notes

You should read this free writing prospectus together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the prospectus addendum dated February 3, 2015 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the prospectus addendum, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Prospectus addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, “we,” “us” and “our” refer to Barclays Bank PLC.

Consent to U.K. Bail-in Power

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this free writing prospectus and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

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Scenario Analysis and Hypothetical Examples

The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Underlier relative to its Initial Underlier Value. We cannot predict the Closing Price of the Underlier on any day during the term of the Notes, including on the Observation Dates or Averaging Dates. You should not take these examples as an indication or assurance of the expected performance of the Underlier. The numbers appearing in the examples below have been rounded for ease of analysis. These examples do not take into account any tax consequences from investing in the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $1,000 principal amount Note to the $1,000 issue price. The following examples illustrate amounts payable on a hypothetical offering of the Notes under various scenarios, based on the following assumptions:

Principal Amount:	$1,000
Term:	54 weeks
Hypothetical Initial Underlier Value:	$114.64
Contingent Coupon:	$32.90 per quarter (equivalent to a rate of 13.16% per annum, payable at a rate of 3.29% per quarter)
Observation Dates:	Observation Dates will occur quarterly as set forth on the cover of this free writing prospectus.
Hypothetical Coupon Barrier:	$91.71 (which is 80.00% of the hypothetical Initial Underlier Value)
Hypothetical Trigger Value:	$91.71 (which is 80.00% of the hypothetical Initial Underlier Value)

Example 1 — Notes Are Automatically Called on the First Observation Date

Date	Closing Price	Payment (per Note)
First Observation Date	$126.10	Closing Price of Underlier at or above Initial Underlier Value, Notes are automatically called; Issuer repays principal plus pays Contingent Coupon payment of $32.90 on Call Settlement Date.
Total Payment (per $1,000 Note):		$1,032.90 (3.29% total return on the Notes)

Because the Closing Price of the Underlier is greater than or equal to the Initial Underlier Value on the first Observation Date, the Notes are automatically called on the first Observation Date. The Issuer will pay you on the Call Settlement Date $1,032.90 per $1,000 principal amount Note, which is equal to your principal amount plus the Contingent Coupon payment due in connection with the first Observation Date.

Example 2 — Notes Are Automatically Called on the Third Observation Date

Date	Closing Price	Payment (per Note)
First Observation Date	$108.91	Closing Price of Underlier below Initial Underlier Value and above Coupon Barrier, Notes NOT automatically called; Issuer pays Contingent Coupon payment of $32.90 on first Coupon Payment Date.
Second Observation Date	$85.98	Closing Price of Underlier below Initial Underlier Value and below Coupon Barrier, Notes NOT automatically called; Issuer DOES NOT pay Contingent Coupon payment on second Coupon Payment Date.
Third Observation Date	$131.84	Closing Price of Underlier at or above Initial Underlier Value, Notes are automatically called; Issuer repays principal plus pays Contingent Coupon payment of $32.90 on Call Settlement Date.
Total Payment (per $1,000 Note):		$1,065.80 (6.58% total return on the Notes)

Because the Closing Price of the Underlier is greater than or equal to the Initial Underlier Value on the third Observation Date, the Notes are automatically called on the third Observation Date. The Issuer will pay you on the Call Settlement Date $1,032.90 per $1,000 principal amount Note, which is equal to your principal amount plus the Contingent Coupon payment due in connection with the third Observation Date.

In addition, because the Closing Price of the Underlier was greater than or equal to the Coupon Barrier on the first Observation Date, the Issuer will pay the Contingent Coupon payment of $32.90 on the first Coupon Payment Date. However, because the Closing Price of the Underlier was less than the Coupon Barrier on the second Observation Date, the Issuer will not pay any Contingent Coupon payment on the Coupon Payment Date following the second Observation Date.

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Example 3 — Notes Are NOT Automatically Called and the Final Underlier Value* Is Above the Trigger Value

Date	Closing Price	Payment (per Note)
First Observation Date	$97.44	Closing Price of Underlier below Initial Underlier Value and above Coupon Barrier, Notes NOT automatically called; Issuer pays Contingent Coupon payment of $32.90 on first Coupon Payment Date.
Second Observation Date	$85.98	Closing Price of Underlier below Initial Underlier Value and below Coupon Barrier, Notes NOT automatically called; Issuer DOES NOT pay Contingent Coupon payment on second Coupon Payment Date.
Third Observation Date	$80.25	Closing Price of Underlier below Initial Underlier Value and below Coupon Barrier, Notes NOT automatically called; Issuer DOES NOT pay Contingent Coupon payment on third Coupon Payment Date.
Final Observation Date	$103.18	Closing Price* of Underlier below Initial Underlier Value and above Coupon Barrier, Notes NOT automatically called; Final Underlier Value* above Trigger Value, Issuer repays principal plus pays Contingent Coupon payment of $32.90 on Maturity Date.
Total Payment (per $1,000 Note):		$1,065.80 (6.58% total return on the Notes)

Because the Closing Price of the Underlier was less than the Initial Underlier Value on each Observation Date, the Notes are not automatically called. Because the Final Underlier Value* is greater than or equal to the Coupon Barrier and the Trigger Value, at maturity, the Issuer will pay you $1,032.90 per $1,000 principal amount Note, which is equal to your principal amount plus the Contingent Coupon payment due in connection with the Final Observation Date.

In addition, because the Closing Price of the Underlier was greater than or equal to the Coupon Barrier on the first Observation Date, the Issuer will pay the Contingent Coupon payment of $32.90 on the first Coupon Payment Date. However, because the Closing Price of the Underlier was less than the Coupon Barrier on the second Observation Date and on the third Observation Date, the Issuer will not pay any Contingent Coupon payment on the Coupon Payment Dates following the second Observation Date or third Observation Date.

*The “Closing Price” for purposes of the Final Observation Date, as well as the Final Underlier Value, is equal to the arithmetic average of the Closing Prices of the Underlier on the Averaging Dates, as set forth on the cover of this free writing prospectus.

Example 4 — Notes Are NOT Automatically Called and the Final Underlier Value* Is Below the Trigger Value

Date	Closing Price	Payment (per Note)
First Observation Date	$85.98	Closing Price of Underlier below Initial Underlier Value and below Coupon Barrier, Notes NOT automatically called; Issuer DOES NOT pay Contingent Coupon payment on first Coupon Payment Date.
Second Observation Date	$80.25	Closing Price of Underlier below Initial Underlier Value and below Coupon Barrier, Notes NOT automatically called; Issuer DOES NOT pay Contingent Coupon payment on second Coupon Payment Date.
Third Observation Date	$74.52	Closing Price of Underlier below Initial Underlier Value and below Coupon Barrier, Notes NOT automatically called; Issuer DOES NOT pay Contingent Coupon payment on third Coupon Payment Date.
Final Observation Date	$57.32	Closing Price* of Underlier below Initial Underlier Value and below Coupon Barrier, Notes NOT automatically called; Issuer DOES NOT pay Contingent Coupon payment on Maturity Date. The Final Underlier Value* is below the Trigger Value and Barclays Bank PLC will repay less than the principal amount resulting in a loss proportionate to the decline of the Underlier.
Total Payment (per $1,000 Note):		$500.00 (a 50.00% loss on the Notes)

Because the Closing Price of the Underlier is less than the Initial Underlier Value on each Observation Date, the Notes are not automatically called. Because the Final Underlier Value* is less than the Trigger Value, at maturity, the Issuer will pay you a total of $500.00 per $1,000 principal amount, calculated as follows:

$1,000 × (1 + Underlier Return) = $1,000 × (1 + -50.00%) = $500.00

In addition, because the Closing Price of the Underlier is less than the Coupon Barrier on each Observation Date, the Issuer will not pay any Contingent Coupon payments over the term of the Notes.

*The “Closing Price” for purposes of the Final Observation Date, as well as the Final Underlier Value, is equal to the arithmetic average of the Closing Prices of the Underlier on the Averaging Dates, as set forth on the cover of this free writing prospectus.

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Selected Purchase Considerations

•	Market Disruption Events and Adjustments — The Calculation Agent may adjust any variable described in this free writing prospectus, including but not limited to the Observation Dates, the Averaging Dates, the Call Settlement Dates, the Coupon Payment Dates, the Maturity Date, the Underlier, the Closing Price of the Underlier, the Initial Underlier Value, the Final Underlier Value, the Coupon Barrier, the Trigger Value and any combination thereof as described in the following sections of the accompanying prospectus supplement:

o	For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset.” Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Observation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on that date; and

o	For a description of further adjustments that may affect the Underlier and events that may result in the acceleration of the Maturity Date, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset.”

•	Tax Consequences — You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, Exchange or Redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Non-U.S. holders should also note that recently proposed Treasury regulations could impose a 30% (or lower treaty rate) withholding tax on amounts paid or deemed paid after December 31, 2015 that are treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the securities. While it is not clear whether or in what form

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these regulations will be finalized, under recent Treasury guidance, these regulations would not apply to the securities. Non-U.S. holders should consult their tax advisors regarding the potential application of these proposed regulations.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlier. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement and the prospectus addendum, including but not limited to the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”; and

•	“Risk Factors—Under the terms of the notes, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” (in the accompanying prospectus addendum).

In addition to the risks discussed under the headings above, you should consider the following:

•	You May Lose Some or All of Your Principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity. If the Notes are not automatically called and the Final Underlier Value is less than the Trigger Value, you will lose 1% of the principal amount of your Notes for every 1% that the Final Underlier Value is less than the Initial Underlier Value. Accordingly, if the Notes are not automatically called and the Final Underlier Value is less than the Trigger Value, the Notes will be fully exposed to the decline in the Underlier and you will lose some or all of your investment at maturity.

•	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority — Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this free writing prospectus and the risk factors in the accompanying prospectus addendum for more information.

•	You May Not Receive Any Contingent Coupons — Barclays Bank PLC will not necessarily make periodic coupon payments on the Notes. If the Closing Price of the Underlier on an Observation Date is less than the Coupon Barrier, Barclays Bank PLC will not pay you the Contingent Coupon applicable to that Observation Date. If the Closing Price of the

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Underlier is less than the Coupon Barrier on each of the Observation Dates, Barclays Bank PLC will not pay you any Contingent Coupons during the term of the Notes, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

•	Reinvestment Risk — If your Notes are automatically called early, the holding period over which you may receive Contingent Coupons could be as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

•	Contingent Repayment of Principal Applies Only at Maturity — You should be willing to hold your Notes to maturity unless the Notes are automatically called. Although the Notes provide for the repayment of your principal at maturity if the Notes are not automatically called and the Final Underlier Value is greater than or equal to the Trigger Value, if you sell your Notes prior to maturity in the secondary market, if any, you may have to sell your Notes at a loss relative to your initial investment even if the value of the Underlier is above the Trigger Value. See “Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	Your Potential Return on the Notes Is Limited, and You Will Not Participate in Any Appreciation of the Underlier — The return potential of the Notes is limited to the per annum Contingent Coupon rate, regardless of the appreciation in the value of the Underlier. In addition, any return on the Notes will be based on the number of Observation Dates on which the Closing Price of the Underlier has equaled or exceeded the Coupon Barrier prior to maturity or an automatic call. Further, if the Notes are automatically called due to the automatic call feature, you will not receive any Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Because the Notes could be automatically called as early as the first Observation Date, the total return on the Notes could be minimal. If the Notes are not automatically called, you will not participate in any appreciation in the value of the Underlier even though you will be subject to the Underlier’s risk of decline. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlier.

•	Lack of Liquidity — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Suitability of the Notes for Investment — You should reach a decision to invest in the Notes only after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this free writing prospectus, the prospectus supplement, the prospectus addendum and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•	Owning the Notes Is Not the Same as Owning the Underlier — The return on your Notes may not reflect the return you would realize if you actually owned the Underlier. For instance, as a holder of the Notes, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the Underlier would have. Further, you will not participate in any appreciation of the Underlier, which could be significant.

•	Single Equity Risk — The value of the Underlier can rise or fall sharply due to factors specific to the Underlier and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the Underlier.

•	Antidilution Adjustments — For certain corporate events affecting the Underlier, the Calculation Agent may make adjustments to the amounts payable on the Notes. However, the Calculation Agent will not make such adjustments in response to all events that could affect the Underlier. If an event occurs that does not require the Calculation Agent to make such adjustments, the value of the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the Calculation Agent, which will be binding on you absent manifest error. You should be aware that the Calculation Agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this free writing prospectus or the prospectus supplement as necessary to achieve an equitable result.

•	In Some Circumstances, the Payment You Receive on the Notes May Be Based on the Stock of Another Company and Not the Underlier — Following certain corporate events relating to the issuer of the Underlier where the issuer is not the surviving entity, your return on the Notes paid by Barclays Bank PLC may be based on the shares of a successor to the issuer of the Underlier or any cash or any other assets distributed to holders of the Underlier in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” of the prospectus supplement.

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•	Many Economic and Market Factors Will Impact the Value of the Notes — In addition to the value of the Underlier on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlier;

o	the time to maturity of the Notes;

o	the dividend rate on the Underlier;

o	interest and yield rates in the market generally;

o	supply and demand for the Notes;

o	a variety of economic, financial, political, regulatory and judicial events; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Expected to Be Lower Than the Initial Issue Price of Your Notes — The estimated value of your Notes on the Pricing Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Notes on the Pricing Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Notes on the Pricing Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes — Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest — We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as

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an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Selected Purchase Considerations—Tax Consequences” above.

Information about the Underlier

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended, are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the issuer of the Underlier can be located on a website maintained by the SEC at http://www.sec.gov by reference to that issuer’s SEC file number provided below.

Included below is a brief description of the issuer of the Underlier. This information has been obtained from publicly available sources. Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or the accompanying prospectus, prospectus supplement or prospectus addendum. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Apple Inc.

According to publicly available information, Apple Inc. (the “Company”) designs, manufactures and markets mobile communication and media devices, personal computers and portable digital music players and sells a variety of related software, services, accessories, networking solutions and third-party digital content and applications. Information filed by the Company with the SEC can be located by reference to its SEC file number: 000-10030. The Company’s common stock is listed on The NASDAQ Stock Market under the ticker symbol “AAPL.”

Historical Information

The following table sets forth the quarterly high, low and period-end Closing Prices for the Underlier, based on daily Closing Prices of the Underlier. The graph below sets forth the performance of the Underlier from January 2, 2008 to August 4, 2015, based on the daily Closing Prices of the Underlier. The Closing Price of the Underlier on August 4, 2015 was $114.64.

We obtained the Closing Prices below from Bloomberg, without independent verification. Historical performance of the Underlier should not be taken as an indication of future performance. Future performance of the Underlier may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the Underlier during the term of the Notes, including on any of the Observation Dates or Averaging Dates. We cannot give you assurance that the performance of the Underlier will result in the return of any of your initial investment. The Closing Prices below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter Begin	Quarter End	Quarterly High (USD)	Quarterly Low (USD)	Quarterly Close (USD)
1/1/2008	3/31/2008	27.85	17.02	20.50
4/1/2008	6/30/2008	27.14	21.02	23.92
7/1/2008	9/30/2008	25.67	15.04	16.24
10/1/2008	12/31/2008	15.86	11.50	12.19
1/1/2009	3/31/2009	15.70	11.17	15.02
4/1/2009	6/30/2009	20.67	15.53	20.35
7/1/2009	9/30/2009	26.59	19.34	26.48
10/1/2009	12/31/2009	30.23	25.82	30.12
1/1/2010	3/31/2010	33.69	27.43	33.56
4/1/2010	6/30/2010	39.17	33.69	35.93

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7/1/2010	9/30/2010	41.78	34.31	40.54
10/1/2010	12/31/2010	46.50	39.81	46.08
1/1/2011	3/31/2011	51.88	46.67	49.78
4/1/2011	6/30/2011	50.44	45.05	47.95
7/1/2011	9/30/2011	59.06	49.03	54.45
10/1/2011	12/31/2011	60.32	51.93	57.86
1/1/2012	3/31/2012	88.23	58.75	85.64
4/1/2012	6/30/2012	90.89	75.73	83.43
7/1/2012	9/30/2012	100.30	82.13	95.32
10/1/2012	12/31/2012	95.96	72.71	76.15
1/1/2013	3/31/2013	78.43	60.01	63.23
4/1/2013	6/30/2013	66.26	55.79	56.58
7/1/2013	9/30/2013	72.53	58.46	68.11
10/1/2013	12/31/2013	81.44	68.71	80.16
1/1/2014	3/31/2014	79.62	71.35	76.68
4/1/2014	6/30/2014	94.25	73.99	92.93
7/1/2014	9/30/2014	103.30	93.08	100.75
10/1/2014	12/31/2014	119.00	96.26	110.38
1/1/2015	3/31/2015	133.00	105.99	124.43
4/1/2015	6/30/2015	132.65	124.25	125.43
7/1/2015	8/4/2015*	132.07	114.64	114.64

* Information for the third calendar quarter of 2015 includes data for the period from July 1, 2015 through August 4, 2015. Accordingly, the “Quarterly High (USD),” “Quarterly Low (USD),” and “Quarterly Close (USD)” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the Issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Additional Information Regarding Our Estimated Value of the Notes

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public (the “Pricing Date”) based on prevailing market conditions on the Pricing Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Pricing Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Pricing Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately three months after the initial Issue Date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page FWP-7 of this free writing prospectus.

You may revoke your offer to purchase the Notes at any time prior to the Pricing Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Pricing Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Supplemental Plan of Distribution

J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes pursuant to separate placement agency agreements with the Issuer. The placement agents will forgo fees for sales to fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $10.00 per Note.

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